Exhibit 14.1

Code of Ethics América Móvil

INDEX
01 Our Company
02 Our Mission
03 Our Strategy
04 Values and Principles
07 Why Do We Have a Code of Ethics?
08 What is Expected of Me?
10 Why Do We Have to Comply With this Code?
11 Non-discrimination and Respect for Human Rights
13 Security in the Work Place
15 Treatment of Customers
17 Personal Information
19 Privacy of Communications
20 Freedom of Expression
21 Confidential Information
24 Non-Public Information and Operations Involving Securities Issued by the Company
26 Files and Records
27 Computer Systems and IT Security
28 Anti-Corruption Measures
32 Conflicts of Interest
33 Treatment of Our Suppliers
34 Competition
36 Use of the Company’s Assets
37 Financial Resources
38 Political Activities
39 Environment
39 Social Responsibility
40 We are All Responsible
41 Our Duty to Report Concerns
43 Help us Improve this Code

Our Company
América Móvil, including all its subsidiaries (“América Móvil” or the “Company”) has always distinguished itself as a company that is true to its values and principles, and this has allowed us to achieve success as the preferred choice of millions of telecommunication users in the countries in which we operate.
We have transformed our Company from being a local communications operator to becoming the best option for fixed and mobile telephone services operating with high-speed broadband connection and offering additional services such as cable television, data transmission services, as well as many innovative connectivity solutions to improve the lifestyle of our clients. América Móvil is the leading telecommunications company in Latin America and one of the world’s largest telecom companies.

CODE OF ETHICS AMÉRICA MÓVIL

CODE OF ETHICS AMÉRICA MÓVIL
Our Mission
Our mission is to ensure that we provide access to the latest technologically advanced telecommunications products and services, at affordable prices, connecting as many people as we can in the countries in which we operate.
One of our main goals is to use the benefits and applications offered by the new digital era to transform economic, social and cultural activities , and reduce the digital gap by including as many people as possible in this digital environment. We believe that connectivity gives empowerment and we strive to promote development and inclusion.
As a leading company in the telecommunications industry, we aim for our name to remain synonymous with excellence in this industry.
We remain committed to our employees, commercial partners and shareholders.

CODE OF ETHICS AMÉRICA MÓVIL
Our Strategy
To achieve our Mission we implement new strategies to maintain our leadership position in each of the markets in which we operate.
We offer our customers innovative products and services of the highest quality and most advanced technology and therefore we invest in our networks to optimize their capacity and coverage. We also implement new technologies that allow us to be more efficient, take care of the environment and improve the daily experience of our users.

Values and Principles
Our values and ethical principles are the qualities that differentiate and guide us. We always keep them in mind and put them into practice on a daily basis: they are an essential foundation of our culture of excellence, productivity and leadership. These basic elements of our corporate culture are:
Honesty. We are committed to maintaining the highest ethical standards. We must act honestly and with integrity at all times.
By conducting ourselves with integrity we foster confidence and trust among ourselves and in our relations with our customers, suppliers, and other business partners. Such conduct also promotes respect towards our organization, which ultimately contributes to the success of our business.
Personal Development. We believe in the unlimited potential for the personal and professional growth of all people. This is why we respect and promote human rights in all of our activities.

CODE OF ETHICS AMÉRICA MÓVIL

CODE OF ETHICS AMÉRICA MÓVIL
Respect. We value all our employees, clients, suppliers and commercial partners. We respect human rights and the equal value of every person. We do not tolerate any form of discrimination, and we value the various cultures, customs, and ways of thinking. This diversity adds value to our business community.
Business Creativity. We foster corporate creativity as a means to provide solutions to the social problems affecting the countries in which we operate, and we put this creativity in practice in our daily activities.
Productivity. We remain committed to improving quality, streamlining and optimizing our productive processes, and controlling costs and expenses by adhering to the highest worldwide standards for our industry.
Optimism and a Positive Attitude. We believe that when faced with adversity, a positive attitude and an optimistic perspective are essential for solving problems.
Compliance with the Law. Our activities are also governed by the applicable laws and regulations in every country where we operate. We strictly abide by and comply with all of these laws, regulations, and rules in effect in each of our markets. We aim to be regarded as a Company that strictly adheres to the law. We also abide by our internal policies.

CODE OF ETHICS AMÉRICA MÓVIL
Cost Management. We take care of our Company’s assets as if they were our own. They are the product of our work, and they are intended for the benefit of our customers and our society.
Social Responsibility. We take a leadership role in always working for the sustained development of the communities that we serve in the areas of education, the environment, health, sports, the arts and culture. We seek to ensure that our activities foster the well-being of our communities.
Sustainability. We use resources in a rational manner, in order to strike a balance among productivity, efficiency, and respect for the environment. We comply with both local and international environmental laws, standards, and best practices.

CODE OF ETHICS AMÉRICA MÓVIL
Acting in a way that upholds our Company’s values is essential for the continuity of our operations, and the expression of a culture of integrity.
We know that respecting and expressing our Company’s solid values and principles is a way of adding value. We have updated our Code of Ethics to ensure that this ethical culture can be maintained over time.
Although we realize that it is impossible to anticipate all of the situations that could arise during our day-to-day operations, we use this Code of Ethics as a guide to make the best ethical decisions related to our work, and to know what to do in cases where we may be uncertain of how to act.
Why Do We Have a Code of Ethics?

CODE OF ETHICS AMÉRICA MÓVIL
What is Expected of Me?
Our Code of Ethics represents the values of our company and therefore applies to employees, executives and board members.
It is very important to us that our shareholders, suppliers, distributors, commercial partners, and any other person who acts on behalf of the Company assumes and complies with these principles and values.
This Code establishes your responsibilities and duties as one of our Company’s employees or partners. The success of our Company depends upon compliance with the standards laid out in this document.
You are an important member of this business community, and your support is essential if we are to achieve our defined goals.

CODE OF ETHICS AMÉRICA MÓVIL
You must understand and comply with the Code of Ethics. We therefore require that you:
Read the Code carefully. Understand its full scope and know what is expected of you.
Comply with all of the principles found in this Code when carrying out your work and during all of the activities you perform. You must make these principles your own; they are the basis for our business philosophy and culture.
Behave in an ethical manner at all times, and be proud of your conduct and actions. You are responsible for complying with the principles and expectations for conduct described in this document.
Report any employee, supplier, contractor, or other outside party working for the Company if you become aware of any unethical behavior or violation of the principles established in this Code.
It is your responsibility to report any cases where you have knowledge or reasonable suspicion regarding any illegal or unethical situation.
For more information regarding raising a claim, please consult the “Our Duty to Report Concerns” section at the end of this document.
If a situation occurs that is not covered by the Code, please request guidance by emailing codeofethics@americamovil.com
Thank you for your cooperation, and for making these basic principles of professionalism and responsibility your own. We are convinced that this Code will help all of us grow, on both a personal and professional level.
IF A SITUATION OCCURS THAT IS NOT COVERED BY THE CODE, PLEASE REQUEST GUIDANCE BY EMAILING codeofethics@americamovil.com
Report any suspected misconduct or violations of this Code at https://denuncias.americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL
Why Do We Have to Comply With this Code?
Failure to comply with this Code affects the image and reputation of América Móvil as well as the individuals who work in our Company.
As members of a business community, we must all be concerned about our Company’s image, which can be seriously harmed if we fail to comply with the basic standards of ethics and behavior outlined in this Code. This can also affect the perception that people from outside of the Company will have of us, or damage the trust that so many people have shown in us.

Non-discrimination and Respect for Human Rights
At América Móvil we treat each person with respect and dignity. We work as a team to generate trust and support for each other within our working community.
Our operations are now taking place in a globalized world, one with many different cultures and traditions. We believe that these differences enrich our Company, and we show full respect for them. We also believe that different ways of thinking allow us to have a broader perspective and to be more creative when it comes to solving problems.
We promote diversity and inclusion, and are committed to the following standards:
We do not tolerate any sort of discrimination and we promote a culture of healthy cooperation, mutual respect, teamwork, and solidarity.
We promote respect and inclusion in the workplace and do not discriminate based upon disability, ethnic origin, religion, gender, marital status, pregnancy, nationality, sexual orientation, economic status, age, or political viewpoint, among others. In general terms, this means treating each person with dignity and professionalism.
We do not allow any type of harassment, intimidation, insults, threats, unfair accusations, bullying, or other acts of physical or psychological violence that could have a negative impact on a person’s dignity or cause them to feel uncomfortable or under attack. We prohibit any display in the workplace of images or objects with sexual content, as well as images or objects that could promote hatred, discrimination or stereotyping.

CODE OF ETHICS AMÉRICA MÓVIL

We promote equal opportunities between sexes and prohibit any gender violence, sexual or other types of harassment.
We base all decisions on hiring, promotions and other employment-related benefits on job performance.
We ensure that our employees have the opportunity to exercise their freedom of association and collective bargaining.
We strive to have all companies in our supply chain respect human rights. We strive to have our suppliers, distributors and other commercial partners respect their employees’ human rights, and comply with all employment-related legislation in force.
We promote a culture of transparent, honest and responsible advertising. By doing so, we ensure that our customers are receiving accurate information.
We implement awareness-raising campaigns to promote the importance of respecting human rights, inclusiveness in the workplace, diversity, and gender equality.
These are the basic principles of our Human Rights’ policy.
If you detect any conduct inconsistent with these principles, please report it using our portal at https://denuncias.americamovil.com If you have questions please email humanrights@americamovil.com
We promote a healthy and suitable work environment for the well being of our employees.
WE INVITE YOU TO BECOME AWARE OF THE FULL POLICY AVAILABLE AT
Human Rights Policy
Policy of Inclusion and Diversity

CODE OF ETHICS AMÉRICA MÓVIL

Safety in the work place
Security is a top priority for us. All employees, suppliers and contractors must respect the Company’s policies on personal and corporate security at all times. The failure to comply with these policies may put at risk the health and safety of employees and the public.
América Móvil complies with the highest domestic and international standards in terms of occupational security. One of our goals is to minimize work-related incidents.
Therefore, we are committed to:
Providing a safe work environment, including providing the training, equipment and other tools necessary to maintain health and safety, and adopting all measures necessary to prevent or minimize occupational risks.

CODE OF ETHICS AMÉRICA MÓVIL

Maintaining a safe and healthy environment for our employees. The consumption of alcoholic beverages is strictly prohibited when working. It is also strictly prohibited to come to work while under the influence of alcohol or any other type of narcotic or stimulant drug, or to possess, transport, or sell any such substances during working hours or using Company assets. The carrying of any type of weapon is prohibited in the workplace, while traveling for the Company, or in any other situation where a person is representing the Company (except for authorized weapons for security personnel to protect employees and Company assets).
Prohibiting the employment of children or forced labor at our facilities. We adopt preventive measures against such practices, including verification of compliance with legal minimum age requirements, payment of competitive salaries, and establishment of work schedules as prescribed by law.
Complying with all civil protection regulations and training employees on how to respond to emergencies.
It is your responsibility to take care of yourself as well as your colleagues to avoid work-related incidents.
If you detect any situation that may represent a risk to our Company’s security, please report this immediately to your supervisor or contact: security@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Treatment of Customers
Our customers are the primary reason why we are in business. Catering to them and treating them with utmost courtesy and respect is essential to retaining their loyalty and achieving our mission. In servicing our customers’ demands, among other things, we must:
Provide fair treatment for our customers and respect their human rights. We must not discriminate against any person based on upon their gender, age, social class, disabilities, sexual preference,
Make available products and services that meet their needs in an efficient and timely manner; and be transparent regarding the terms and conditions set forth in our customer contracts.
Provide customers with adequate, precise, clear and reliable information about our products and services, including the specific products and services they have already purchased.
Address their inquiries, problems and concerns, whether of a general, technical or administrative nature, using highly-trained personnel with a focus on customer service.
Provide the maximum quality possible when serving our customers.

CODE OF ETHICS AMÉRICA MÓVIL

These requirements, which have a significant effect on our customers’ preferences, translate into a single word: quality.
Our success depends on our ability to develop and offer innovative, high-quality telecommunications products and services, and we are judged by our customers accordingly.
We must never give false or misleading information or condition any sale.
Our customers’ rights are protected in the countries where we operate by the applicable consumer protection laws, which are designed to safeguard their rights, ensure their equitable treatment and foster confidence in the relations between customers and suppliers.
Our failure to maintain adequate customer care and service standards or our participation in illegal or improper commercial practices, may harm our reputation, give rise to an investigation, create legal liability for the Company or the individuals involved, and cause losses for our Company, and damage to our reputation.
América Móvil does not tolerate any deviation from our customer care and service standards.
If you have any concerns, please email customers@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Personal Information
At América Móvil we protect and safeguard the personal information that our customers entrust to us, and use the same level of care that we apply to our own confidential corporate information. We must use customer information solely and exclusively for the purposes for which it was obtained.
In order to maintain the integrity and confidentiality of all personal data, América Móvil possesses the most advanced systems for data storage and processing. Various processes, controls, and security measures of a technical, physical, and administrative nature are designed to protect personal information.
Access to personal information is limited to those employees who have a need to view it in order to carry out their assigned tasks.
We are committed to protecting and safeguarding all personal information entrusted to us by our customers. We do this by adhering to all laws in effect in the countries where we maintain a presence, as well as by promoting and offering employee training on the following principles:

CODE OF ETHICS AMÉRICA MÓVIL

Integrity: We preserve the integrity of personal information we receive, against accidental or fraudulent alteration, loss, theft, hacking, intervention, or destruction.
Availability: We have procedures in place to assure that the information related to our users is available to them at all times.
Confidentiality: All personal data is used only by authorized personel and for the purposes of the services rendered.
We comply with all laws in effect regarding privacy for personal information and telecommunications in the countries where we operate and provide our services.
If you have any concerns regarding the handling of personal information related to our customers and/or application of these guidelines, you should contact your immediate supervisor. If following your contact with your supervisor, you still have doubts about how to handle personal data, please email privacy@americamovil.com
FURTHER INFORMATION ON DATA PRIVACY IS FOUND IN OUR INFORMATION PRIVACY POLICY, AND WE ENCOURAGE YOU TO CONSULT THE FULL POLICY AT
Privacy Policy
We are committed to protecting and safeguarding all personal information entrusted to us by our customers.

CODE OF ETHICS AMÉRICA MÓVIL

Privacy of Communications
Privacy of communications is a fundamental principle that guides the conduct at América Móvil and in our entire industry, not just because of the laws in effect, but also because it is the basis for the trust that the public has shown in us.
For this reason, it is strictly prohibited to interfere with any communications or transmissions carried out by our customers, such as listening to, manipulating, or monitoring conversations, interfering with data transmissions, or revealing the existence or contents of customer communications, except in cases required by law and/or following appropriate requests from competent authorities.
It is also prohibited to use any type of information contained in our customers’ communications for your personal benefit or for the benefit of others.
FOR MORE INFORMATION PLEASE CONSULT AMÉRICA MÓVL’S INFORMATION PRIVACY POLICY Privacy Policy
If you have any questions, please email privacy@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Freedom of Expression
At América Móvil we provide landline, mobile and data telecommunications services to our customers. Our network and infrastructure serve the customers and others who make use of them. These parties have the right to:
Express opinions or ideas without restriction.
Freely carry out communications with individuals, organizations, and entities, without being subject to investigations or scrutiny.
Create or communicate contents, and share this information via our networks or services.
We do not put any restrictions on the contents of our customer communications, and we do not interfere with the freedom our users have to create and communicate information, except in cases required by law and/or following appropriate requests from competent authorities.

CODE OF ETHICS AMÉRICA MÓVIL

Confidential Information
We develop, generate, and manage sensitive information that represents a competitive advantage for our Company and which must therefore be treated as confidential.
TIP
If you are in possession of confidential information, make sure that you safeguard it in a secure location; do not leave photocopies or printed copies in common areas; do not discuss such information with co-workers who do not have a need to know it; do not leave confidential information visible on your computer screen; never discuss this information with friends or family members; and do not make phone calls or engage in conversations involving confidential information in public places.
You must refrain from divulging confidential information, such as that based upon information of a financial and legal nature; information related to our products and services, including our current and future plans in relation to these; market information developed internally by the Company; information obtained via our telecommunications networks; and business information in general, including information related to current and future plans, programs, and expectations.

CODE OF ETHICS AMÉRICA MÓVIL

Disclosure of confidential information could provide third parties with an unfair business advantage, expose us to damages and losses and jeopardize the privacy of our customers’ and commercial partners’ communications.
Accordingly, we have established the following guidelines regarding the use of such information:
Access to our proprietary, non-public information is reserved to those who need to know it. No employee may discuss any such information with any other person, including his or her colleagues, except where the person receiving such information requires it for business reasons.
The disclosure of confidential information by any employee is generally prohibited. In limited cases, where the circumstances so warrant, confidential information may be disclosed to third parties with the prior authorization of the person or department assigned by the Company to perform such duties and in accordance with confidentiality agreements or other protective measures, such as those provided by law.
Any request or demand for confidential information from a governmental authority must be forwarded to our Legal Department in order to enable that office to take any appropriate measures for its protection and ensure that all applicable requirements are complied with.

CODE OF ETHICS AMÉRICA MÓVIL

If as a result of our work we inadvertently obtain confidential information from another person, whether it be from a competitor, customer, supplier, government agency or other entity or individual, that was not intended to be delivered to the Company, we must keep such information confidential in accordance with the above criteria. To the extent possible, this information should be returned to the sender without reviewing its content. If you have questions about receiving confidential information from third parties, you may email confidentialinfo@americamovil.com
If your employment relationship with the Company ends for any reason, you must return to your immediate supervisor all documents and/or work tools that you have been given that contain confidential information. The obligation to maintain confidentiality with respect to information from the Company remains in effect even after termination of any contractual or employment relationship with the Company or the Company’s contractors.
If you have any questions or concerns about how to handle confidential information, you must consult with your immediate supervisor or contact our Legal Department at confidentialinfo@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Non-Public Information and Operations Involving Securities Issued by the Company
Our Company’s securities are traded on multiple stock exchanges, and we are therefore subject to a series of specific rules regarding non-public information regarding the Company and the obligation to refrain from sharing it.
As a general rule, you cannot share non public information about the Company that has not yet been made public. Information is considered public once the general public has been made aware of it via some means of América Móvil communication, such as through the media or on the América Móvil website, among other things.

CODE OF ETHICS AMÉRICA MÓVIL

You are specifically prohibited from using or transferring non-public information to a third party for your benefit or the benefit of a family member, friend or other party. For example, buying or selling securities (or having your friend buy or sell securities) based on non-public information is prohibited and likely illegal. These laws are very strict and can result in criminal penalties.
Even if you are not trading securities based on non-public information, there may be restrictions on your ability to trade, or the timing of your trading of América Móvil securities.
More information on the misuse of non-public Company information can be found in our Guidelines for trading in AMX shares and other securities, and our Summary of the Control Policies applicable to operations involving stocks and other securities. We encourage you to become familiar with these policies.
If you have any questions or concerns regarding confidential information, non-public information, or when and whether you are allowed to invest in any of América Móvil’s companies, please email securities@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Files and Records
All accounting and other business books and records must be carefully produced and maintained and must be accurate, complete and reliable in every respect.
Significant financial, legal and administrative obligations are based on these records, and they cannot be misleading or confusing. Employees must maintain all books and records in a manner that complies with the law and Company policies and procedures.
Any employee who has knowledge of any alteration or falsification of the Company’s financial information must immediately report it via the Company’s portal https://denuncias.americamovil.com
If you have questions or concerns regarding the accuracy or retention of Company records, please email codeofethics@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Computer Systems and IT Security
Our IT systems are critical for our day-to-day operations. The Company has internally developed or acquired the requisite licenses to use all the software installed in its systems. Accordingly, all rights to such software are the Company’s sole and exclusive property.
Any copying, appropriation, or improper use of the corporate software is prohibited, as is installation into Company systems of any unauthorized software from outside the Company.
We have adopted security measures to protect our networks, IT systems and electronic information. Each of us is individually responsible for protecting the Company’s IT systems and the information stored in them. You must also understand and comply with the policies and guidelines concerning the use of our IT systems.
The use of personal email or any other external platform when handling work-related information is prohibited, since the lack of appropriate security measures for protecting and safeguarding such information may put that information at risk.
IF YOU HAVE QUESTIONS EMAIL US
informationsecurity@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Anti-Corruption Measures
América Móvil is firmly committed to eliminating corruption, complying with local anti-corruption laws, and living up to the standards found in international anti-corruption conventions.
TIP
When in doubt regarding whether it is appropriate to give or accept a gift or some other benefit, consider how it would look in the eyes of someone from outside of the Company, or on the front page of a newspaper.
Corruption means any abuse of power to gain some benefit for the Company, ourselves, or an outside party. A prominent form of corruption is bribery.
América Móvil prohibits indirectly or directly making or receiving bribes, offering or requesting a bribe, or authorizing or aiding the payment or receipt of a bribe. Bribes include making a payment to obtain or retain business or some improper advantage (e.g., obtaining a tax rate lower than allowed by law).
Bribes are often paid with money, but they can take the form of gifts, entertainment, travel, loans, payment of fees for another person, vacations, a job offer, special personal services or anything else of value.
Giving or receiving gifts, meals or entertainment is generally acceptable, as long as there is no expectation that the person receiving the benefit will provide something in return. These courtesies must be reported to and authorized in advance by your immediate supervisor or, when a public official is involved, our Legal Department, and reasonable under the circumstances (not lavish), and infrequent.

CODE OF ETHICS AMÉRICA MÓVIL

Note that gifts, meals, entertainment or other types of payments to or from public officials carry relatively higher risk, and these types of payments may be limited or prohibited by local laws. For the purposes of this Code, public officials include employees of state-owned enterprises.
If you are unsure whether you should accept or provide gifts, meals or entertainment, especially in your interactions with public officials, you must consult with your immediate supervisor or email our Legal Department at anticorruption@americamovil.com
América Móvil also prohibits, directly or on its behalf:
1. Entering into agreements with consultants, lobbyists, contractors, agents or other third parties who pose a bribery risk. In other words, we should not do business with, and you should not make payments to, third parties if there is some warning sign that those third parties will engage in bribery.
2. Making payments for the travel expenses of public officials or their family members.
3. Making facilitating payments, which are generally defined as small payments to expedite the performance of a government service to which one is legally entitled such as a visa.
4. Making political or campaign donations or payments with Company funds or on behalf of América Móvil. You are free to make your own political contributions as long as they otherwise comply with the law.

CODE OF ETHICS AMÉRICA MÓVIL

América Móvil also bans any unethical conduct, including, fraud, embezzlement, extortion, use of false information, and money laundering, among others.
These activities are prohibited regardless of whether a public official is involved.
Finally, América Móvil bars any attempt to aid or conceal corruption of any type, regardless of whether you are obtaining any benefit from the corrupt activity.
To combat corruption, we are committed to:
1. Complying with all applicable anti-bribery laws in all countries in which we operate.
2. Complying with all laws and rules regarding accurate and complete recordkeeping. Deliberate falsification of our books and records is strictly prohibited and a crime.
3. Carrying out all negotiations, purchases, and financial transactions in accordance with our own internal procedures, while also maintaining, to the extent appropriate, all related records so that they can be reviewed in the event of an audit.
4. Ensuring that all payments we make, as well as those made on our behalf, are only to pay for goods or services that are provided to the Company.
5. Adopting appropriate internal controls and, when appropriate, reporting to the appropriate authorities acts of corruption by our employees or third parties.

CODE OF ETHICS AMÉRICA MÓVIL

6. Promoting anti-corruption procedures and practices throughout our supply chain, including training personnel on preventive measures and conducting awareness-raising campaigns.
If you have knowledge that any person has or may possibly commit a corrupt act, you must immediately report the matter to your supervisor or anonymously report the matter via our portal: https://denuncias.americamovil.com
Note that if you do not report suspicious activity, you may be viewed as having aided or concealed an act of corruption, which could have serious consequences for you. For more information on reporting such acts, please consult our section entitled “Our Duty to Report Concerns” at the end of this document.
Additional information regarding our Anti-Corruption policy can be found at Anticorruption Policy. If you have any questions, contact anticorruption@americamovil.com
It is your responsability to report any suspicious activity.

CODE OF ETHICS AMÉRICA MÓVIL

Conflicts of Interest
A conflict of interest arises when an employee’s or a third party’s interest is inconsistent with the interests of the Company.
Whenever we are acting on behalf of América Móvil we must always put the interests of our Company above our own personal interests. This means that we must not allow our own interests, or those of our family members or other people we have some relationship with, to influence the decisions we are making on behalf of our Company.
Conflicts of interest can affect our judgment, harm the reputation and image of América Móvil, and expose the Company to potential risks. We must avoid actual or perceived conflicts on matters concerning hiring, promotions, contracting with the Company, or our dealings with other business interests outside the Company.
We must not accept gifts, favors or entertainment that may influence our decisions or affect the Company’s business relationships.
If you have any questions or concerns, please email conflictofinterest@americamovil.com
TIP
When determining whether or not a conflict of interest exists, imagine explaining your actions to a friend or colleague, or to a reporter from the media: would you feel comfortable when doing this?

CODE OF ETHICS AMÉRICA MÓVIL

Treatment of Our Suppliers
As discussed in the Conflicts of Interest section above, if you have a personal relationship with any of our suppliers or commercial partners, this must not create conflicts of interest, affect your objectivity, or give the appearance of impropriety.
If this is the case, you must abstain from taking any decisions that could be viewed as being influenced by that relationship.
These risks often arise when we represent América Móvil, in business relations with family, friends, or third parties, or when we receive or give gifts, meals or other payments from or to suppliers, especially when the supplier is a state-owned company.
Any conflicts that may arise must be reported to your supervisor immediately. We must maintain a professional relationship with our suppliers or other commercial partners, while ensuring that we comply with the value and principles described in this Code, and endeavor to have our suppliers share, promote and adhere to them, as well.
We must select our suppliers based upon the merits of their products and services. We must clearly and precisely inform actual and potential suppliers of the Company’s needs, and ensure that we receive appropriate value for the compensation paid. Furthermore, all interactions with suppliers must follow our procurement procedures, which include all applicable recordkeeping and legal requirements.
If you have questions or want further information regarding potential conflicts of interest, please email conflictofinterest@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Competition
The impact of our business activities on the market are regulated by the laws in effect in each country where we operate.
We have the obligation to understand these laws, comply with them, and to avoid creating the appearance of prohibited misconduct, as violation of these laws can have serious consequences for the Company.
We must always compete based upon the merits of our products and services and our ability to provide them in an innovative and efficient manner, and not on the basis of any collusion with a competitor or any practice that restricts competition in the relevant market. We must not discuss any subject with a competitor if this could be, or seen to be, an effort to impact free competition, except in cases permitted by law and/ or following appropriate requests from competent authorities.

CODE OF ETHICS AMÉRICA MÓVIL

Please consult with the Legal Department, before exchanging information, discussing commercial subjects, or negotiating with or entering into contracts with a competitor.
We encourage you to become familiar with the toolkit offered by the International Chamber of Commerce (ICC) regarding compliance with the regulations on economic competition¹, and the Guide to Exchanges of Information Among Economic Agents produced by Mexico’s Federal Commission on Economic Competition, which can be found at ².
Any employee who becomes aware of a violation or possible breach of the competition laws must immediately report the matter by emailing competition@americamovil.com. You may reach out to the same email if in doubt about complying with any competition requirements.
1 © International Chamber of Commerce (ICC), 2015.
2 Federal Commission on Economic Competition (COFECE), 2015.

CODE OF ETHICS AMÉRICA MÓVIL

Use of the Company’s Assets
We must always take proper care of all tangible and intangible assets belonging to our Company.
This includes its properties and facilities, fixtures and furnishings, tools and equipment, supplies, vehicles, inventories, telephone systems, telecommunications networks and equipment (including all components and computer hardware and software, such as the email and voicemail systems and software developed internally), financial resources, investments, concessions and other authorizations for operating telecommunications networks, industrial and intellectual property rights, information about products and services, and financial information and business information, among other elements, as required in order to carry out our activities and operations.
We must use the Company’s property appropriately for our work, not for personal benefit or for unauthorized purposes.
Moreover, we must protect Company property, comply with all applicable procedures for the operation, safety and security of that property, and avoid any intentional or negligent conduct that could cause them to be lost, damaged, destroyed, stolen, or wasted.

CODE OF ETHICS AMÉRICA MÓVIL

Financial Resources
All persons who have control over the Company’s financial resources, such as cash or cash equivalents, securities, negotiable instruments, and credit cards, are personally responsible for their safekeeping and ensuring that they are only used in the conduct of América Móvil’s business. We must also ensure that income and payments are properly recorded and supported by appropriate documentation in accordance with the law.

CODE OF ETHICS AMÉRICA MÓVIL

Political Activities
América Móvil has no ideological or political affiliation whatsoever, but respects its employees’ right to participate in not-for-profit professional associations and citizens’ organizations devoted to the promotion of the lawful and responsible exercise of political rights.
At América Móvil, all employees are entitled to exercise their political rights without being pressured, directly or indirectly, to favor any given political party or candidate.
However, to ensure that we comply at all times with the laws to which we are subject, any such political activity must be undertaken solely on a personal basis, during non-business hours and without making any express or implied reference to América Móvil. This activity may under no circumstance involve the use of any of América Móvil’s resources or assets.
In addition, some laws make it unlawful for América Móvil, its subsidiaries and their respective employees to make contributions, donations or any other payments, whether in cash or kind, to political parties, employees of political parties, and candidates to public office, including in any foreign country. América Móvil does not make political contributions to individual candidates or parties. Employees may not use América Móvil assets to personally support political candidates.

CODE OF ETHICS AMÉRICA MÓVIL

Social Responsibility
As stated in our Mission, our fundamental commitment is to provide services that are available to everyone in all communities and enable people to form closer relationships.
Given our commitment to our customers and the countries where we operate, América Móvil is supporting efforts to launch a variety of social programs focused on topics such as education and culture. We encourage you to participate in these activities in your free time.
Environment
América Móvil is committed to the protection and preservation of our environment. We must comply with all applicable environmental laws and regulations.
In addition, we must be aware of the importance of protecting our natural surroundings. Initiatives such as saving energy, conserving paper, using timer-enabled engines and machinery, and refraining from making excessive noise, among others, reflect our desire to collaborate with the communities where we operate and a commitment to the protection of our environment.
Any activities that could damage the environment must be reported by emailing environment@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

We are All Responsible
Our Code of Ethics reaffirms América Móvil’s commitment to achieving the highest standards of ethics, workplace conduct and corporate practices. However, each individual is ultimately responsible for his or her actions.
No guidelines or code of ethics can provide rules that cover every situation or potential misconduct that may arise. Therefore, the contents of this Code of Ethics should be considered together with laws, regulations, policies, practices and procedures, applicable to América Móvil. Being a global company, América Móvil must comply with all laws in each of the countries in which it operates. We are therefore all responsible for knowing and complying with all applicable laws and regulations.
We must also act in a way that upholds the spirit and intention of the law. Whenever the contents of this Code of Ethics, or any other guidelines from América Móvil, differ from the local laws or regulations, we must always apply the strictest and highest standards. If you think that any of the provisions contained in this document are in conflict with the local laws, or if you have any uncertainties regarding the application of the Code of Ethics, please email codeofethics@americamovil.com

CODE OF ETHICS AMÉRICA MÓVIL

Our Duty to Report Concerns
We maintain an “open door” policy where all are at liberty to approach any of our executive officers with any issue of an ethical nature, without fear of retaliation or of being judged for expressing their opinions.
Each of us have an obligation to report to our immediate supervisor or to the Legal Department (or, as described below, anonymously) any instance of actual or potential violation of this Code of Ethics, any applicable law or regulation, or any of América Móvil’s policies and procedures.
We must all cooperate with any internal or external investigation and keep it confidential. Employees who make a false or misleading claim may be subject to disciplinary actions Remember that failure to report a serious breach of ethics can have disciplinary consequences for you, since you may be concealing an unethical or criminal act.
Reports can be made anonymously if the person filing the report wishes to do so. We do however encourage informants to leave anonymized contact information for any follow-up during the investigation.

CODE OF ETHICS AMÉRICA MÓVIL

América Móvil will make every effort to protect any person making good faith reports of misconduct and ensure that no retaliation whatsoever will be taken against that person for reporting the conduct.
To the extent possible, the Company will maintain the confidentiality of those making reports.
Nothing in this Code is meant to discourage employees or others from reporting misconduct related to América Móvil to law enforcement authorities, and no employee will be penalized for doing so. In such cases, it is suggested to report to the Legal Department, so that the office can help with any investigations, if necessary.
All instances of misconduct will be investigated by the local Ethics Committee present in each of the countries where we operate, which will take appropriate measures.
You can always go to the portal https://denuncias.americamovil.com to report any illegal or improper activity.

CODE OF ETHICS AMÉRICA MÓVIL

Help us Improve this Code
This Code of Ethics establishes the minimum standards to which our Company is committed. We realize that it is impossible to include or regulate all possible ethical or other conduct matters that may arise. To share any suggestions or comments that will help us improve this Code, please email codeofethics@americamovil.com
At América Móvil we know that your compliance with this Code of Ethics is essential for the continued development and success of our Company. Thank you in advance for making the effort to read and understand the contents of this Code, and we encourage you to put its rules into practice during all of your work activities.

CODE OF ETHICS AMÉRICA MÓVIL

AMÉRICA MÓVIL